Exhibit 99.1

Bryan Reasons Joins Mallinckrodt as the Company’s Chief Financial Officer (CFO)

— Brings substantial CFO, finance expertise and pharmaceutical industry experience —

STAINES-UPON-THAMES, United Kingdom – March 18, 2019 – Mallinckrodt plc (NYSE: MNK), a leading global specialty pharmaceutical company, today announced that, following an extensive search, Bryan Reasons has been appointed Chief Financial Officer (CFO), effective immediately. Mr. Reasons will join Mallinckrodt’s Executive Committee, the company’s senior leadership group, and report directly to President and Chief Executive Officer, Mark Trudeau. George Kegler, who has served as interim CFO of Mallinckrodt, will stay on for a transitional period to ensure a smooth transfer of responsibilities prior to retiring from the company.

Mr. Reasons brings broad financial leadership experience to Mallinckrodt, which he gained in publicly traded pharmaceutical companies known for their success in research, development and commercialization of branded drugs. Serving as Senior Vice President and Chief Financial Officer for six years at Impax Laboratories, Mr. Reasons was instrumental in the company’s 2018 combination with Amneal Pharmaceuticals, Inc. He began his 25-year finance career in auditing with PricewaterhouseCoopers, and then progressed through roles of increasing finance responsibility at E. I. Du Pont De Nemours and Company, and Cephalon, Inc. Mr. Reasons also serves as an independent board director and audit committee chair for both Aclaris Therapeutics, Inc. and Recro Pharma, Inc.

“As Mallinckrodt progresses toward the creation of two strategically focused public entities with the anticipated separation of the Specialty Generics and Amitiza® segment, it is critical that we have a seasoned leader in the Chief Financial Officer role to help guide us through this transformation,” said Mark Trudeau, President and Chief Executive Officer. “We are pleased to bring someone of Bryan’s caliber on board, and believe his background and industry experience will help us meet these near-term needs. Longer term, we expect he will provide exceptional leadership as we become wholly focused on our vision to be an innovation-driven, specialty pharmaceutical growth company focused on improving outcomes for underserved patients with severe and critical conditions.”

“I’m very excited to be joining Mallinckrodt at this critical time in the company’s evolution,” commented Mr. Reasons. “I believe the company has an exciting future with a sound strategic vision, and look forward to joining its strong leadership team as we execute on 2019 priorities and, longer term, make the vision a reality.”

A graduate of Pennsylvania State University with a bachelor’s degree in accounting and finance, and of Widener University with an MBA in accounting, Mr. Reasons is also a Certified Public Accountant.

ABOUT MALLINCKRODT

Mallinckrodt is a global business consisting of multiple wholly owned subsidiaries that develop, manufacture, market and distribute specialty pharmaceutical products and therapies. The company’s Specialty Brands reporting segment’s areas of focus include autoimmune and rare diseases in specialty areas like neurology, rheumatology, nephrology, pulmonology and ophthalmology; immunotherapy and neonatal respiratory critical care therapies; and analgesics. Its Specialty Generics and Amitiza reporting segment includes specialty generic drugs, active pharmaceutical ingredients and AMITIZA® (lubiprostone). To learn more about Mallinckrodt, visit www.mallinckrodt.com.

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CONTACTS

Investor Relations

Daniel J. Speciale, CPA

Vice President, Investor Relations and IRO

314-654-3638

daniel.speciale@mnk.com

Media

Daniel Yunger

Kekst CNC

212-521-4879

mallinckrodt@kekstcnc.com

Mallinckrodt, the “M” brand mark and the Mallinckrodt Pharmaceuticals logo are trademarks of a Mallinckrodt company. Other brands are trademarks of a Mallinckrodt company or their respective owners. © 2019 Mallinckrodt. 03/19